EXHIBIT 99.1

1895 BANCORP OF WISCONSIN, INC. ANNOUNCES BALANCE SHEET REPOSITIONING
GREENFIELD, Wis., September 1, 2023 /PRNewswire/ -- 1895 Bancorp of Wisconsin, Inc. (the “Company”) (NASDAQ Capital Market: BCOW), the holding company for PyraMax Bank, FSB, announced today the completion of a balance sheet repositioning strategy related to its investment securities portfolio.

The Company executed the sale of $21.4 million in book value of its lower-yielding U.S. Treasury securities for an estimated after-tax realized loss of approximately $1.4 million.  These securities were classified as available-for-sale.  Proceeds from the sale of these securities of $19.5 million were redeployed into approximately $21.4 million of U.S. government sponsored mortgage-backed securities, which were classified as available-for-sale upon purchase.  The purchased securities have a positive spread differential of approximately 456 basis points over the securities that were sold, which is expected to result in $0.7 million in additional after-tax earnings, on an annualized basis. The Company estimates that the $1.4 million loss on the sale of securities will be recouped within approximately two years.  The effective duration of the securities sold was 2.7 years, while the effective duration of the securities purchased is 1.7 years.

The loss on the sale of securities has a neutral impact on shareholders’ equity and the Company’s book value per share.  Upon execution of the repositioning strategy, PyraMax Bank’s capital levels remain well in excess of those required to be categorized as well-capitalized.  This repositioning is projected to be accretive to earnings, net interest margin and return on assets in future periods, and to provide the Company with greater flexibility in managing balance sheet growth.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the other risks described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under federal securities laws.
Contact: David R. Ball
Telephone: (414) 421-8200